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                                                                 Exhibit (13)(a)

                               PURCHASE AGREEMENT


                  Schwab Annuity Portfolios (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:


                  1. The Trust hereby offers and Schwab hereby purchases 100,000 units of beneficial interest of Series A of the Trust representing interests in the series of shares known as the Schwab Money Market Portfolio (such 100,000 units of beneficial interest being hereafter collectively known as "Shares") at a price of $1.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $100,000 for the series of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.


                  2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.


                  3. The names "Schwab Annuity Portfolios" and "Trustees of Schwab Annuity Portfolios" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of January 21, 1994, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Annuity Portfolios" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
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                  IN WITNESS WHEREOF, the parties hereto have executed the
Agreement as of the 17th day of March 1994.


Attest:                             SCHWAB ANNUITY PORTFOLIOS



 /s/ A.R.                              By:   /s/ William J. Klipp
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                                    Name:    William J. Klipp
                                    Title:   Senior Vice President



Attest:                             CHARLES SCHWAB & CO., INC.



 /s/ Teri J. Kern                      By:   /s/ Tom D. Seip
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                                    Name:    Tom D. Seip
                                    Title:   Executive Vice President